UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 15, 2013

Adherex Technologies Inc.
(Exact Name of Registrant as Specified in Its Charter)

Canada	001-32295	20-0442384
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PO Box 13628, 68 TW Alexander Drive, Research Triangle Park, NC 27709

(Address of Principal Executive Offices) (Zip Code)

919-636-4530

(Registrant’s Telephone Number, Including Area Code)

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 15, 2013, Adherex Technologies Inc. (the “Company” or “Adherex”) entered into subscription agreements with Manchester Explorer, L.P. (“Manchester Explorer”), certain individuals and entities associated with Manchester Explorer (together with Manchester Explorer, collectively “Manchester”) and 683 Capital Management LLC (“683 Capital”), in connection with a non-brokered private placement of up to 4.0 million units for gross proceeds of up to $1.6 million (the “Offering”). Each unit (a “Unit”) will be issued at a price of $0.40 per Unit and will consist of one common share of the Company (the “Common Shares”) and one common share purchase warrant (the “Warrants”). Each Warrant will entitle the holder thereof to acquire one Common Share at an exercise price of $0.50 per share. Each warrant will be exercisable for a period of five years from the date of issuance. The Offering is being conducted in reliance on Regulation D under the Securities Act of 1933, as amended (the “Act”), and is being made solely to accredited investors (as defined in Regulation D under the Act).

The closing of the Offering is anticipated to occur in two tranches: (i) the first, representing anticipated gross proceeds of $1.354 million, is expected to occur on or about November 22, 2013 (the “First Closing”), and (ii) the second, representing gross proceeds of $246,000, is expected to occur within two business days after the Toronto Stock Exchange (the “TSX”) has confirmed that it has no objections to the personal information form submitted in connection with Manchester Explorer’s investment in the Company (the “Second Closing”). The closing of the Offering is subject to receipt of applicable regulatory approvals, including approval of the TSX, and the satisfaction of other customary closing conditions. It is anticipated that the Company will use the net proceeds of the Offering for general working capital purposes.

Pursuant to the Company’s subscription agreement with Manchester Explorer, the Company has agreed to appoint, and nominate for election at the Company’s next annual and special meeting of shareholders to be held as soon as practicable following availability of the Company’s audited financial statements for the Company’s 2013 fiscal year and in any event prior to June 30, 2014 (the “Annual Meeting”), up to two nominees designated by Manchester to the board of directors of the Company (the “Manchester Nominees”). Manchester may make such request until August 31, 2014, provided that such request may only be made following the Annual Meeting if the Manchester Nominees are not elected at the Annual Meeting. Pursuant to the Company’s subscription agreements with Manchester, at the Company’s next equity financing (which for this purpose includes any financing through the issuance of any securities convertible into Company equity securities), Manchester shall have the right to subscribe for such portion of such offering so as to maintain Manchester’s collective percentage ownership interest in the Company immediately following the closing of the Offering.

Additionally, subject to regulatory approval, the Company has agreed with Manchester that the following matters shall be presented for approval at the Company’s next Annual Meeting: the Company shall (i) offer to holders of warrants issued by the Company on or about April 30, 2010 and on or about March 29, 2011 (collectively, “Outstanding Warrants”) a right to exchange such Outstanding Warrants for new unlisted warrants (“New Warrants”) on a one New Warrant-for-ten Outstanding Warrants basis, with the New Warrants having an exercise price per Common Share of $0.50 and otherwise having the same terms, including the original applicable expiry date, as the applicable series of Outstanding Warrants (for the avoidance of doubt, the foregoing exchange ratio and exercise price of the New Warrants is before giving effect to the proposed stock consolidation referred below) (the “Warrant Exchange”); (ii) consolidate its Common Shares on a one-for-up to ten basis; (iii) nominate up to two nominees of Manchester to the board of directors of the Company (if requested by Manchester prior to the Annual Meeting as described above); and (iv) change the Company’s name to a name to be determined by the board of directors of the Company (the matters described in (i) through (iv) are collectively referred to as the “Annual Meeting Proposals”).

In connection with the Offering, 683 Capital and Southpoint Capital Advisors LP have agreed with Manchester Explorer to (i) vote their respective Common Shares in favor of the Annual Meeting Proposals and (ii) exchange all of the Outstanding Warrants beneficially owned by 683 Capital and Southpoint Capital Advisors LP, respectively, for New Warrants in accordance with the Warrant Exchange.

The securities sold in this private placement have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 3.02	Unregistered Sales of Equity Securities

See Item 1.01 above.

Item 5.07	Submission of Matters to a Vote of Security Holders

Pursuant to applicable TSX rules, the Company was required to obtain the approval of the Offering from holders of a majority of the issued and outstanding Common Shares. On November 14, 2013, shareholders of the Company holding 51.4% of the issued and outstanding Common Shares approved the Offering by written consent in lieu of a meeting of shareholders.

Item 8.01	Other Events

On November 15, 2013, the Company issued a press release announcing financial results and recent developments for the third quarter ended September 30, 2013. A copy of the press release is filed as Exhibit 99.1 to this Current Report.

Exhibit

99.1	Press Release issued by Adherex Technologies Inc. dated November 15, 2013, relating to the Company’s financial results and recent developments

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 15, 2013

Adherex Technologies Inc.

	By:	/s/ Rostislav Raykov
Chief Executive Officer